SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    AMENDED
                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-30053
                                                                       ---------

                         TECHNOL FUEL CONDITIONERS, INC.
             (Exact name of registrant as specified in its charter)


                2800 Griffin Drive, Bowling Green, Kentucky 42101
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      None
               (Title of each class of Securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]            Rule 12h-3(b)(1)(i)       [ ]

Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(1)(ii)      [ ]

Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(i)       [ ]

Rule 12g-4(a)(2)(ii)      [ ]            Rule 12h-3(b)(2)(ii)      [ ]

                                         Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
192

         Pursuant to the requirements of the Securities Exchange Act of 1934, Technol Fuel Conditioners, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       TECHNOL FUEL CONDITIONERS, INC.


DATE: June 16, 2006                    /s/ C. Shane Polson
                                       -----------------------------------------
                                       C. Shane Polson,
                                       President